Exhibit 99.1
Permian Basin Royalty Trust

News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 19, 2008 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.278952 per unit, payable on September 15, 2008, to unit holders of record on August 29, 2008.
     This month’s distribution increased due to increases in prices for oil offset by a decrease in gas pricing. Also, some prior period adjustments in both oil and gas production substantially increased this month’s posting of production revenue. This would primarily reflect production for the month of June.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 72,226 bbls and 343,380 mcf. The average price for oil was $127.94 per bbl and for gas was $12.76 per mcf. Capital expenditures were approximately $430,570. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	72,226	343,380	$127.94	$12.76
Prior Month	60,195	287,147	$123.25	$14.07
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 877.228.5085